                                   EXHIBIT 5.1


                      [BASS, BERRY & SIMS PLC LETTERHEAD]



                                 October 2, 1996




Regal Cinemas, Inc.
7132 Commercial Park Drive
Knoxville, TN 37918

         Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 401(k) Profit Sharing Plan (the "Plan") filed by you with the Securities and Exchange Commission covering 112,500 shares (the "Shares") of common stock, no par value, issuable pursuant to the Plan.

         In so acting we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that any issued Shares are, and any unissued Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Bass, Berry & Sims PLC